Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MidWestOne Financial Group, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of MidWestOne Financial Group, Inc. of our reports dated March 3, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of MidWestOne Financial Group, Inc. for the year ended December 31, 2015.

We also consent to the reference to our Firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ RSM US LLP
Cedar Rapids, Iowa
June 24, 2016